Pricing Supplement No. 6
(To Prospectus dated May 15, 2017)

GOLD DEPOSIT RECEIPTS

Pricing Supplement
June 2017

Issuer:	Vaulted Gold Bullion Trust

Securities:
Class A Gold Deposit Receipts, Class F Gold Deposit Receipts, Class F-1 Gold Deposit Receipts, Class F-2 Gold Deposit Receipts, Class F-3 Gold Deposit Receipts, and Class S Gold Deposit Receipts (collectively, the “Gold Deposit Receipts” or the “Receipts”), each representing an undivided beneficial ownership in a fixed quantity of unencumbered, allocated, physical gold bullion (“Gold Bullion”). The Gold Bullion will be held for the benefit of holders of Gold Deposit Receipts in an account operated by Bank of Montreal at the Royal Canadian Mint. The Gold Deposit Receipts are separate from the Gold Bullion.

Period:	June 1 – June 30, 2017

Number of Class A and Class F through Class F-3 Receipts Sold in Period:	None

Number of Class S Gold Deposit Receipts Sold in Period:	952 Class S Gold Deposit Receipts

Aggregate Gold Deposit Receipts of All Classes Outstanding at Period End:[1]	A total of 1,118 Gold Deposit Receipts outstanding.

Daily High and Low Sale Price to Public per Class S Receipt Sold in Period:[2]
The Class S Gold Deposit Receipts were sold in two separate transactions, with a sale of one Class S Gold Deposit Receipt having taken place on June 21 at $1247, and a sale of 951 Class S Gold Deposit Receipts having taken place on June 23 at $1256.50.  Each Gold Deposit Receipt was executed at a fixed price.

Net Proceeds to the Trust:	$1,196,178.50

Listing:	The Gold Deposit Receipts will not be listed or traded on any securities exchange.

Underwriter:	BMO

CUSIP/ISIN for Class S Receipts:	92242D 700 / US92242D7003

The Gold Deposit Receipts are issued by the Vaulted Gold Bullion Trust and represent direct gold bullion ownership. The securities are not issued by or guaranteed by Bank of Montreal and are not bank deposits.

[1]	By class, at June 30, 2017, there are Gold Deposit Receipts outstanding as follows: Class A, 43; Class F, 123; Class F-1, Class F-2, and Class F-3, none; and Class S, 952.
[2]	Provided only for Class S Gold Deposit Receipts since no sales were made of the other classes during the period.